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                                                                   EXHIBIT 10.32

                             NOTE EXCHANGE AGREEMENT

         This Note Exchange Agreement (the "Note Exchange Agreement") is made and entered into this 30th day of June 1999 between Uranium Resources, Inc., a Delaware corporation (the "Company"), and Lindner Investments, a Massachusetts business trust ("Investments"), on behalf of its series known as "Lindner Asset Allocation Fund" (formerly known as "Lindner Dividend Fund") ("hereinafter "Asset Allocation Fund") and "Lindner Market Neutral Fund" (formerly known as "Lindner Bulwark Fund") (hereinafter "Market Neutral Fund") (Investments, Asset Allocation Fund and Market Neutral Fund being hereinafter collectively referred to as "Lindner").

                                    RECITALS:

         1. The Company and Lindner have previously entered into a Note and Warrant Purchase Agreement dated May 25, 1995 (the "Purchase Agreement").

         2. Under the Purchase, Agreement Asset Allocation Fund loaned the Company $4.5 million, evidenced by the Company's promissory note in that amount; and Market Neutral Fund loaned the Company $1.5 million, evidenced by the Company's promissory note in that amount. Each such note was dated May 25, 1995 and had a maturity date of May 31, 1998.

         3. Pursuant to the Purchase Agreement and in connection with the foregoing loans, the Company issued a warrant to Asset Allocation Fund to purchase 1,125,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), and a warrant to Market Neutral Fund to purchase 375,000 shares of Common Stock, each at $4.00 per share. Prior to March 23, 1998 Asset Allocation Fund had exercised the right to purchase 500,000 shares of Common Stock under its warrant and Market Neutral Fund had not exercised the right to purchase any shares of Common stock under its warrant.

         4. On March 23, 1998 the Company and Lindner entered into a note and warrant exchange agreement pursuant to which the maturity date of the notes and the expiration date of the warrants were changed to May 31, 2000; and the conversion price of the notes and the exercise price of the unexercised portion of the warrants were changed to $3 per share. The notes were exchanged for new promissory notes dated March 23, 1998 (the "March 23, 1998 Notes"); and the warrants were exchanged for new warrants dated March 24, 1999 (the "Outstanding Warrants"). Such March 23, 1998 Notes and the Outstanding Warrants are currently outstanding.

         5. The Company has requested that Lindner amend the terms of the March 23, 1998 Notes by (i) extending the maturity date thereof, (ii) providing for the mandatory conversion of such notes to Common Stock upon the happening of certain events, (iii) providing for the accrual but non-payment of interest,
(iv) providing for the optional conversion of such accrued interest into Common Stock and (v) providing for certain other changes. Lindner has agreed to such amendments upon the terms and conditions set forth in this Note Exchange Agreement.


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         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1. Outstanding Warrants. The Outstanding Warrants shall remain outstanding, and nothing contained in this Note Exchange Agreement shall in any way alter, modify or change any of the provisions of the Outstanding Warrants.

         2. March 23, 1998 Notes. The March 23, 1998 Notes have been cancelled and surrendered simultaneously with the execution and delivery of this Note Exchange Agreement in exchange for new notes dated June 30, 1999 (the "Notes") issued by the Company, which are issued under the terms and provisions of, and shall be governed in all respects by, this Note Exchange Agreement. All references to the Notes in this Note Exchange Agreement and the Purchase Agreement shall refer to the new notes dated June 30, 1999 issued pursuant to this Note Exchange Agreement

         3. Amendment to the Purchase Agreement. The following provisions of the Purchase Agreement are amended as follows:

                  (a) Section 1.1 of the Purchase Agreement is hereby amended by deleting said section in its entirety and substituting the following in its place:

                           "1.1 Description of the Notes. The Notes shall be
                  substantially in the form set forth in Exhibit 1 attached hereto. Each of the Notes shall be dated June 30, 1999 and shall mature on December 31, 2000. The Notes shall bear interest on the unpaid principal balance thereof from March 30, 1999 until the earlier of the maturity date or the date of the Mandatory Conversion Event at the rate of 6.5% per annum, due at the earlier of the maturity date or the date of the Mandatory Conversion Event, subject to conversion or payment as provided in Section 3.7."

                  (b) Sections 3 of the Purchase Agreement (consisting of Sections 3.1 through 3.5) is hereby amended by adding the following new Sections 3.6 and 3.7:

                           "3.6 Mandatory Conversion. The entire unpaid
                  principal balance of all outstanding Notes shall be converted, automatically and without further action of the Company or a Holder, into 6 million shares of Common Stock upon the occurrence of the Mandatory Conversion Event (as hereinafter defined). The number of shares is not subject to adjustment under the antidilution provisions of Section 4.2. Upon such automatic conversion, whether or not the Notes are surrendered to the Corporation, the Notes shall cease to be outstanding, and each Holder shall be treated as the record holder of Common Stock into which the Notes have been converted, as of the date of the Mandatory Conversion Event.


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                           3.7 Optional Payment or Conversion of Accrued
                  Interest to Common Stock. On the earlier of the maturity date or the date of the Mandatory Conversion Event, the Holder shall have the option either to (a) convert all accrued but unpaid interest into shares of Common Stock into that number of shares of Common Stock determined by dividing the aggregate amount of the accrued but unpaid interest by the lesser of (i) Market Price or (ii) $1, or (b) receive payment of the accrued but unpaid interest in 18 equal monthly installments together with interest on the unpaid balance at the rate of 6.5% per annum. The Holder shall elect either option (a) or (b) by written notice to the Company within 15 days after the earlier to occur of the maturity date or the Mandatory Conversion Date. The number of shares is not subject to adjustment under the antidilution provisions of Section 4.2."

                  (c) Section 11 of the Purchase Agreement is hereby amended by adding thereto a new subsection (ss) to read as follows:

                           "(ss) "Mandatory Conversion Event" shall mean the
                  occurrence of both of the following: (i) The Company's obtaining a long-term contract (duration of 24 months or more) for the sale of uranium at not less than $12 per pound), and
                  (ii) consummation by the Company of an infusion of capital, by the issuance of debt or equity (an "Infusion of Capital"), for the purpose of financing the costs of commencing the production of uranium from the Company's Vasquez property or another suitable property, whether or not the Company currently has the leasehold or fee interests in such other property (Vasquez or such other property being hereinafter referred to as "Suitable Property"). The term "Suitable Property" would include the Company's Kingsville Dome property with respect to which the Company currently has the leasehold and other rights to operate and from which the Company has produced significant amounts of uranium but which requires significant drilling of delineation, injector and extraction wells before commercial production can be commenced."

         5.       Rights of Company Upon Sale of Notes or Common Stock.

                  (a) Transfer of Note. No Holder shall transfer any Note or shares of Common Stock into which the Note may be converted (the Notes or any such shares of Common Stock being hereinafter referred to as "Securities") or any interest therein except to one of its Affiliates or in accordance with the following subsections (b) and (c). For purposes of this Section 5, the term "Affiliate" shall mean Investments or any of its series of mutual funds.


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                  (b) Notice of Proposed transfer. Before making any transfer of any Securities (other than to an Affiliate), a transferring Holder (a "transferring Holder") will deliver a written notice (the "Offer Notice") to the Company. The Offer Notice will disclose in reasonable detail the Securities proposed to be transferred (the "Offered Securities"), the price at which the transferring Holder is willing to sell the Offered Securities (the "Offer Price") and the other principal terms and conditions on which the transferring Holder is willing to consummate the transfer. Such Offer Notice will constitute an irrevocable offer to sell to the Company or its assigns the Offered Securities for the Offer Price and on the other terms and conditions set forth in the Offer Notice, subject to the provisions of this Section.

                  (c) Option to Purchase.

                           (i) The Company or its assigns may elect to purchase
                  all, but not less than all, of the Offered Securities for the Offer Price and on the other terms and conditions set forth in the Offer Notice by delivering written notice (an "Acceptance Notice") of such election to the transferring Holder within 30 days after the delivery of the Offer Notice.

                           (ii) If the Acceptance Notice with respect to all
                  Offered Securities is given within the time periods described above, the Offer Notice, together with the Acceptance Notice related thereto, will constitute a binding agreement between the parties thereto to buy and to sell the Offered Securities for the Offer Price and on the other terms and conditions set forth in the Offer Notice. All transfers of Offered Securities pursuant to the foregoing provisions of this Section will be consummated as soon as practicable, but in any event within 45 days after delivery of the Offer Notice.

                           (iii) If the Acceptance Notice with respect to all
                  Offered Securities is not given within the 30 day time period described in (i) above, the transferring Holder may, within 180 days after the end of such 30-day time period, transfer all (but not less than all) of the Offered Securities to one or more third parties at a price no less than the Offer Price and on other terms no more favorable to the transferees than the terms and conditions contained in the Offer Notice. Any such transferee shall be bound by the restrictions on transfer contained in this section 5 with respect to all subsequent transfers.

                           (iv) The parties will maintain in confidence and will
                  not disclose or permit to be disclosed to any third party (other than legal counsel, accountants or other agents) the Offer Price and the other terms and conditions contained in the Offer Notice and, if the parties fail to comply with the foregoing sentence, then such party will not be entitled to exercise such rights with respect to the transaction contemplated by the Offer Notice or by any succeeding Offer Notice which may be given by a Holder (other than such party) hereunder.


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         6. Reaffirmation of the Purchase Agreement. Except as expressly modified by this Note Exchange Agreement, the Purchase Agreement shall remain in full force and effect.

         7. Miscellaneous.

                  (a) Successors and Assigns. This Note Exchange Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                  (b) Severability. Should any part of this Note Exchange Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Note Exchange Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Note Exchange Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

                  (c) Captions. The descriptive headings of the various Sections or parts of this Note Exchange Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  (d) Counterparts. This Note Exchange Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution and delivery of this Note Exchange Agreement shall be deemed effective upon receipt by each party hereto of a facsimile copy of this Note Exchange Agreement executed by the other party hereto.

                  (e) Governing Law. This Note Exchange Agreement shall be construed in accordance with Missouri law.

         IN WITNESS WHEREOF, the parties have executed this Note Exchange Agreement.

                                       URANIUM RESOURCES, INC.


                                       By:
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                                       Its:
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                                       LINDNER INVESTMENTS, on behalf of its
                                       series LINDNER ASSET ALLOCATION FUND
                                       and LINDNER MARKET NEUTRAL FUND


                                       By:
                                          ----------------------------------
                                       Its:
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